Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of BCB Bancorp, Inc. and Subsidiaries and to the incorporation by reference therein of our reports dated March 8, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of BCB Bancorp, Inc. and Subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
October 23, 2024